Exhibit 99.1

CORE Reports Second Quarter Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--February 6, 2012--Contango ORE, Inc. (“CORE”) (OTCBB:CTGO.PK) reported a loss for the three months ended December 31, 2011 of $492,480 or $0.31 per basic and diluted share, compared to a loss of $296,237, or $0.19 per basic and diluted share, for the same period last year.

For the six months ended December 31, 2011, the Company reported a loss of approximately $2.1 million or $1.36 per basic and diluted share, compared to $1.2 million, or $0.74 per basic and diluted share, for the same period last year.

During the next four months, the Company plans to raise approximately $10.0 million to continue its exploration program in 2012, which runs from April – October. Possible sources of funding include equity offerings, borrowings from financial institutions and offering of debt securities. Equity offerings could cause substantial dilution of our common stock, while any incurred debt would increase our leverage and add to our need for cash to service such debt. Accordingly, there can be no assurances that capital will be available to us from any source or that, if available, it will be on terms acceptable to us.

For calendar year 2012, if we are able to obtain additional funding, our capital expenditure budget calls for us to invest approximately $6.75 million as follows:

Program	Budget
Chief Danny Prospect exploration and drilling	$3,600,000
Copper Hill, Taixtsalsa, MM, Chisana, W and Triple Z Leads	$2,750,000
Rare earth elements exploration	$400,000
$6,750,000

Additionally, we have budgeted $500,000 to repay borrowings under the $1.0 million Revolving Line of Credit Promissory Note (the “CORE Note”) and anticipate $800,000 in capital raising fees and expenses.

If we are not successful in obtaining the entire $10.0 million, our capital exploration program for 2012 will be limited and we will need to reduce our planned drilling operations. Additionally, if we are not successful in obtaining any additional funding, we will not be able to conduct any exploration activities in 2012, nor will we be able to repay the CORE Note. As a result, we may be required to cease operations, dissolve and wind up the business of the Company.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said “Our Quarterly Report on Form 10Q, which is being filed today, goes into detail regarding our 2011 exploration program and our planned 2012 exploration program and should be read by all shareholders. Additional information can be found on our web page at www.contangoore.com.”

Below are the Company’s results of operations for the three and six months ended December 31, 2011 and 2010, and for the period from inception (October 15, 2009) through December 31, 2011:

	Three Months Ended December 31,		Six Months Ended December 31,		Period from Inception (October 15, 2009)
	2011	2010	2011	2010	to December 31, 2011

EXPENSES:
Delay rentals and minimum royalties	$87,302	$34,138	$171,440	$72,662	$645,570
Exploration expenses	284,077	198,591	1,699,137	928,495	4,847,987
Other operating expenses	10,703	28,905	10,703	82,355	128,355
Stock-based compensation expense	38,454	9,097	115,976	9,097	179,657
General and administrative expenses	71,944	25,506	145,394	65,756	297,881
Total expenses	492,480	296,237	2,142,650	1,158,365	6,099,450

NET LOSS	$492,480	$296,237	$2,142,650	$1,158,365	$6,099,450

LOSS PER SHARE
Basic	$(0.31)	$(0.19)	$(1.36)	$(0.74)	$(3.89)
Diluted	$(0.31)	$(0.19)	$(1.36)	$(0.74)	$(3.89)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	1,577,423	1,566,467	1,571,788	1,566,467	1,567,684
Diluted	1,577,423	1,566,467	1,571,788	1,566,467	1,567,684

Shareholders interested in receiving emails directly from the Company should contact us at contango@contango.com. CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals and rare earth elements.

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "projects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and rare earth elements; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Kenneth R. Peak, 713-960-1901
www.contangoore.com